Exhibit 99.1
Press Release

Release Date:	August 2 , 2010	Contact:	Thomas A. Vento - President
	at 4:30 p.m. EST		Joseph R. Corrato - Executive Vice President
(215) 755-1500

PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA ANNOUNCES THIRD QUARTER RESULTS

Philadelphia, Pennsylvania (August 2, 2010) – Prudential Bancorp, Inc. of Pennsylvania (the “Company”) (Nasdaq:PBIP), the “mid-tier” holding company for Prudential Savings Bank (the “Bank”), today reported net income of $1.3 million, or $0.13 per diluted share, for the quarter ended June 30, 2010 as compared to a net loss of $226,000, or $(0.02) per share, for the same period in 2009.    For the nine months ended June 30, 2010, the Company recognized net income of $2.8 million, or $0.29 per diluted share, compared to a net loss of $1.3 million, or $(0.12) per share, for the comparable period in 2009.  The improved results of operations for the quarter and nine months ended June 30, 2010 reflected the effect of significantly reduced non-cash other than temporary impairment (“OTTI”) charges in the 2010 periods as compared to the 2009 periods with respect to certain of the non-agency mortgage-backed securities received as a result of the redemption in kind during fiscal 2008 of the Company’s investment in a mutual fund.  Also contributing to the improved results were reductions in the deferred tax asset valuation reserve, which reduced income tax expense incurred in the 2010 periods.

Tom Vento, President and Chief Executive Officer, stated “In these difficult economic times, we are pleased to be reporting increased net income and our fourth consecutive quarter of improved results.  We continue to monitor carefully our asset quality, especially as the economic recovery, both locally and nationally, has been slower than originally expected.   Our loan portfolio is under constant review in order to address as soon as possible any warning signs with respect to loan performance and we are working diligently to resolve our non-performing assets expeditiously.”

At June 30, 2010, the Company’s total assets were $538.3 million, an increase of $23.5 million from $514.8 million at September 30, 2009.  The increase was almost exclusively due to an increase in cash and cash equivalents of $43.0 million, primarily due to the $30.0 million increase in deposits.  Partially offsetting the increase in cash and cash equivalents was a net decrease in the investment and mortgage-backed securities portfolio of $19.5 million due primarily to calls for redemption of investments.  The proceeds were held as cash pending future deployment or used to reduce outstanding borrowings.

Total liabilities increased $22.9 million to $481.8 million at June 30, 2010 from $458.9 million at September 30, 2009 primarily as a result of a $30.0 million increase in deposits, primarily certificates of deposit.   Partially offsetting the increase in deposits was a $6.0 million decrease in advances from the Federal Home Loan Bank of Pittsburgh.

Stockholders’ equity increased by $580,000 to $56.4 million at June 30, 2010 from $55.9 million at September 30, 2009.  The increase was primarily due to net income of $2.8 million combined with an increase in accumulated other comprehensive income of $1.5 million due to increases in market values of available for sale securities and an increase of $618,000 related to the amortization of stock benefit plans.  These increases were partially offset by the cost of stock repurchases totaling $2.9 million and cash dividends on common stock aggregating $1.5 million.

Net interest income increased $536,000 or 15.6% to $4.0 million for the three months ended June 30, 2010 as compared to $3.4 million for the same period in 2009. The increase reflected the effect of a $844,000 or 26.5% decrease in interest expense partially offset by a $308,000 or 4.7% decrease in interest income.  The decrease in interest expense resulted primarily from an 82 basis point decrease to 2.02% in the weighted average rate paid on interest-bearing liabilities, reflecting the repricing downward of interest-bearing liabilities during the year, partially offset by a $15.8 million or 3.5% increase in the average balance of interest-bearing liabilities, primarily in certificates of deposit, for the three months ended June 30, 2010, as compared to the same period in 2009.  The decrease in interest income resulted from a 29 basis point decrease to 5.13% in the weighted average yield earned on interest-earning assets partially offset by a $3.7 million or 0.8% increase in the average balance of interest-earning assets for the three months ended June 30, 2010, as compared to the same period in 2009.

For the nine months ended June 30, 2010, net interest income increased $1.3 million or 12.1% to $12.0 million as compared to $10.7 million for the same period in 2009. The increase was due to a $3.0 million or 29.4% decrease in interest expense partially offset by a $1.7 million or 8.0% decrease in interest income.  The decrease in interest expense resulted primarily from a 99 basis point decrease to 2.10% in the weighted average rate paid on interest-bearing liabilities, reflecting the repricing downward of interest-bearing liabilities during the year, partially offset by a $17.7 million or 4.1% increase in the average balance of interest-bearing liabilities, primarily in certificates of deposit, for the nine months ended June 30, 2010, as compared to the same period in 2009.  The decrease in interest income resulted primarily from a 49 basis point decrease to 5.23% in the weighted average yield earned on interest-earning assets partially offset by a $3.4 million or 0.7% increase in the average balance of interest-earning assets for the nine months ended June 30, 2010, as compared to the same period in 2009.

For the quarter ended June 30, 2010, the net interest margin was 3.23%, as compared to 2.81% for the same period in 2009.  For the nine months ended June 30, 2010, the net interest margin was 3.28%, as compared to 2.94% for the same period in 2009.  The increase in the interest margin in the 2010 periods was primarily due to the greater interest rate sensitivity in the Company’s interest-bearing liabilities as compared to the Company’s interest-earning assets resulting in a greater decline in the aggregate rate paid on interest-bearing liabilities than in the yield earned on interest earning assets.

The Company established a provision for loan losses of $110,000 for the quarter ended June 30, 2010 and $495,000 for the nine month period ended June 30, 2010 as compared to $810,000 and $1.2 million for the comparable periods in 2009.  At June 30, 2010, the Company’s non-performing assets totaled $5.8 million or 1.1% of total assets as compared to $5.6 million or 1.1% of total assets at September 30, 2009.  Non-performing assets consisted of four commercial real estate loans totaling $1.0 million, 12 one-to four-family residential mortgage loans totaling $1.3 million, one construction loan totaling $206,000 and six real estate owned properties totaling $3.2 million.  The largest real estate owned property consists of a single-family residence and an adjacent lot with a book value of $1.2 million.  This property is actively being marketed for sale.  Four of the real estate owned properties totaling $1.7 million consist of four townhouses in the same development project.  These properties are being rented at this time at sufficient levels to cover the Company’s cost of operating the properties.  The Company anticipates to be marketing the houses for sale when market conditions improve.  The allowance for loan losses totaled $2.5 million, or 1.0% of total loans and 98.5% of non-performing loans at June 30, 2010.

Non-interest income amounted to $169,000 and $250,000 for the three and nine month periods ended June 30, 2010, compared with losses of $55,000 and $2.4 million for the same periods in 2009.  The losses incurred in the 2009 periods were due to OTTI charges related to the securities received as a result of the Company’s redemption in kind in June 2008 of its entire investment in a mutual fund.  The decline in the amount of losses recognized between the 2009 and 2010 periods reflected the decline in the amount of the OTTI charges from $256,000 and $3.1 million, respectively, for the three and nine months ended June 30, 2009 to $86,000 and $424,000, respectively, during the three and nine months ended June 30, 2010 related to the non-agency mortgage-backed securities received as part of the redemption in kind as the markets for such securities began to stabilize during the 2010 periods.

For the quarter ended June 30, 2010, non-interest expense increased $7,000 compared to the same period in the prior year, while non-interest expense increased $90,000 for the nine month period ended June 30, 2010 compared to the same period in the prior year.  The increase for the three month period ended June 30, 2010 primarily related to the loss on sale and expenses associated with a real estate owned property during the 2010 period, which were $277,000 in excess of the amount of such expenses incurred during the 2009 period.  These expenses primarily related to the sale of a condominium project in which another bank had acted as the lead lender and which was classified as real estate owned during the quarter ended June 30, 2009.  During the quarter ended June 30, 2010, the property was sold by the lead lender.  This increase was partially offset by a decrease of $272,000 in deposit insurance premiums for the June 30, 2010 quarter from the comparable period in 2009 as there was a one-time special assessment during 2009.  The increase for the nine month period ended June 30, 2010 was primarily due to increased costs related to an increase in actuarially computed contributions for the Company’s defined benefit pension plan which were $189,000 more than the amount recognized in the comparable period in 2009.   Also contributing to the higher level of non-interest expense were expenses related to the implementation and expensing of awards granted under the Company’s stock benefit plans which were implemented in January 2009.  These expenses were $171,000 higher in the 2010 period than the amount incurred in the comparable period in 2009 as these expense were only incurred for a portion of the 2009 period.  These increases were partially offset by a decrease of $231,000 in deposit insurance premiums in June 30, 2010 from the comparable period in 2009 as the expenses in the 2009 period reflected the effect of a one-time special assessment by the FDIC.

The Company recorded income an income tax benefit for the quarter ended June 30, 2010 of $41,000 and income tax expense of $915,000 for the nine month period ended June 30, 2010 compared to income tax expense of $11,000 and $419,000, respectively, for the quarter and nine months ended June 30, 2009.  The benefit for the June 30, 2010 quarter was related to a reduction in the valuation allowance of the Company’s deferred tax asset.

Prudential Bancorp, Inc. of Pennsylvania is the "mid-tier" holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as six additional full-service branch offices, five of which are in Philadelphia and one of which is in Drexel Hill in Delaware County, Pennsylvania.

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Prudential Bancorp, Inc. of Pennsylvania.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to review the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

	SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
	(Unaudited)
	At June 30,	At September 30,
	2010	2009
	(Dollars in Thousands)
Selected Financial and Other Data:
Total assets	$538,260	$514,761
Cash and cash equivalents	56,627	13,669
Investment and mortgage-backed securities:
Held-to-maturity	130,102	160,126
Available-for-sale	72,893	62,407
Loans receivable, net	254,168	256,694
Deposits	462,389	432,374
FHLB advances	13,626	19,659
Stockholders’ equity	56,437	55,857
Full service offices	7	7

	Three Months Ended June 30,		Nine Months Ended June 30,
	2010	2009	2010	2009
	(Dollars in Thousands Except Per Share Amounts)		(Dollars in Thousands Except Per Share Amounts)
Selected Operating Data:
Total interest income	$6,312	$6,620	$19,089	$20,752
Total interest expense	2,344	3,188	7,118	10,076
Net interest income	3,968	3,432	11,971	10,676
Provision for loan losses	110	810	495	1,173
Net interest income after provision for loan losses	3,858	2,622	11,476	9,503
Total non-interest income (loss)	169	(55)	250	(2,437)
Total non-interest expense	2,789	2,782	8,004	7,914
Income (loss) before income taxes	1,238	(215)	3,722	(848)
Income tax (benefit) expense	(41)	11	915	419
Net income (loss)	1,279	(226)	2,807	(1,267)
Basic earnings (loss) per share	0.13	(0.02)	0.29	(0.12)
Diluted earnings (loss) per share	0.13	(0.02)	0.29	(0.12)

Selected Operating Ratios(1):
Average yield on interest- earning assets	5.13%	5.42%	5.23%	5.72%
Average rate paid on interest-bearing liabilities	2.02%	2.84%	2.10%	3.09%
Average interest rate spread(2)	3.11%	2.58%	3.13%	2.63%
Net interest margin(2)	3.23%	2.81%	3.28%	2.94%
Average interest-earning assets to average interest-bearing liabilities	105.99%	108.90%	107.74%	111.36%
Net interest income after provision for loan losses to non-interest expense	138.33%	94.25%	143.38%	120.08%
Total non-interest expense to average assets	2.12%	2.14%	2.07%	2.08%
Efficiency ratio(3)	67.42%	82.38%	64.49%	96.06%
Return on average assets	0.97%	(0.17)%	0.73%	(0.33)%
Return on average equity	9.25%	(1.48)%	6.70%	(2.61)%
Average equity to average assets	10.53%	11.79%	10.86%	12.76%

	At or for the Three Months Ended June 30,		At or for the Nine Months Ended June 30,
	2010	2009	2010	2009
Asset Quality Ratios(4)
Non-performing loans as a percent of loans receivable, net(5)	1.01%	0.64%	1.01%	0.64%
Non-performing assets as a percentage of total assets(5)	1.07%	1.18%	1.07%	1.18%
Allowance for loan losses as a percentage of total loans	0.96%	0.95%	0.96%	0.95%
Allowance for loan losses as a percentage of non-performing loans	98.49%	154.44%	98.49%	154.44%
Net charge-offs to average loans receivable	0.00%	0.02%	0.36%	0.13%

Capital Ratio(4)
Tier 1 leverage ratio
Company	10.53%	10.80%	10.53%	10.80%
Bank	9.58%	9.83%	9.58%	9.83%
Tier 1 risk-based capital ratio
Company	22.08%	24.33%	22.08%	24.33%
Bank	20.09%	22.14%	20.09%	22.14%
Total risk-based capital ratio
Company	23.10%	25.41%	23.10%	25.41%
Bank	21.10%	23.22%	21.10%	23.22%

(1) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(2)  Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities.  Net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income (loss).
(4) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.

(5)  Non-performing assets generally consist of all loans 90 days or more past due and real estate acquired through foreclosure or acceptance of a deed in-lieu of foreclosure.  It is the Company’s policy to cease accruing interest on all loans, other than single-family residential mortgage loans, which are 90 days or more past due as to interest or principal.

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